Exhibit 99.1

For: Education Management Corporation

                      COMPANY CONTACT:
                            Robert T. McDowell
                            Executive Vice President and Chief Financial Officer
                            (412) 562-0900

                            James R. Sober, CFA
                            Vice President, Investor Relations
                            (412) 995-7684

                   Education Management Corporation to Acquire
                American Education Centers and Affiliated Schools

PITTSBURGH, June 24, 2003-- Education Management Corporation (Nasdaq: EDMC) today announced that it has signed an agreement to purchase American Education Centers and its affiliated schools (AEC) (www.aec-education.com) for $112.5 million in cash and assumption of $3.5 million of debt. AEC, with approximately 5,800 students currently, offers diploma and associate's degree programs in health sciences, business, information technology, legal studies and design technologies. The acquisition is expected to close in September and is subject to customary conditions, including regulatory approvals. It is expected to be accretive to EDMC's earnings in the fiscal year ending June 30, 2004.

AEC is headquartered in a suburb of Cincinnati, Ohio and operates 18 education institutions in eight states. Its academic programs include medical assisting, licensed practical nursing, occupational therapy assisting, physical therapy assisting, business management, accounting, network engineering, computer applications, computer programming, electronics engineering, paralegal studies, criminal justice, audio-video production and computer-aided design.

AEC and its affiliates are controlled by The Palmer Group, a private investment firm based in Philadelphia, Pennsylvania, headed by Russell E. Palmer, former Managing Partner and CEO of Touche Ross Co. (now Deloitte & Touche) and former Dean of the Wharton School of the University of Pennsylvania.

Robert B. Knutson, Chairman and Chief Executive Officer of EDMC, said, "The acquisition of AEC, with the staff, faculty and management in place, is an important step in executing our strategy of creating a broad range of market-sensitive academic programs and a comprehensive distribution system. We see a number of opportunities to introduce other academic programs of the EDMC system to AEC's campuses, subject to normal regulatory approvals."

J. William Brooks, American Education Centers' CEO, said, "We have taken great pride in the fact that our schools give students the knowledge and skills required by a more demanding workplace, and at the same time add value to the companies that hire them. EDMC's reputation and expertise in offering degree-level academic programs will support our growth objectives." Mr. Brooks will remain with American Education Centers as its President after the closing and will become an Executive Vice President and member of the Management Committee of EDMC.

American Education Centers and its affiliates own and operate AEC Southern Ohio College (Ohio and Kentucky); AEC Texas Institute (Texas); Brown Mackie College (Kansas); Commonwealth Business College (Indiana and Illinois); Michiana College (Indiana); RETS Institute (Kentucky and Pennsylvania); and Asher School of Business (Georgia).

EDMC will host a conference call today at 10:30 a.m. (Eastern Time) to discuss the transaction. To participate, dial 303-262-2140 approximately 10 minutes prior to the start time. A slide presentation that will accompany the conference call can be accessed from the investor relations homepage on our website at www.edmc.com.

Education Management Corporation is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with approximately 44,000 students as of fall 2002 at 42 primary campus locations in 26 major cities. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, education and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for 40 years, and its education institutions have more than 150,000 alumni.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements

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